Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3) and related Prospectuses of EOP Operating Limited Partnership for the registration of $4.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58976); $325.0 million of senior exchangeable notes (registration statement no. 333-47754); $2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-43530); $2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58689); and in the registration statement (Form S-3MEF) of EOP Operating Limited Partnership for the registration of $60.0 million of debt securities and warrants exercisable for debt securities (registration statement no. 333-42928), of our report dated February 6, 2002, except for Note 26, as to which the date is February 15, 2002, and Note 27, as to which the date is January 10, 2003, with respect to the consolidated financial statements EOP Operating Limited Partnership included in the Current Report on Form 8-K dated January 10, 2003. We also consent to the reference to our firm under the caption “Selected Financial Data” in the Current Report on Form 8-K dated January 10, 2003, of EOP Operating Limited Partnership.

/s/ Ernst & Young LLP Ernst & Young LLP

Chicago, Illinois January 10, 2003